Exhibit 99.1

Clearlake Capital Group and Insight Partners Complete Acquisition of Alteryx

Acquisition will accelerate Alteryx’s innovation in AI and cloud analytics

IRVINE, Calif., Mar. 19, 2024 – Clearlake Capital Group, L.P. (“Clearlake”) and Insight Partners L.P. (“Insight”) today announced that their affiliated funds have completed the acquisition of Alteryx, Inc., a leader in artificial intelligence (AI) for enterprise analytics. The transaction was previously announced on December 18, 2023 and approved by Alteryx stockholders on March 13, 2024.

“We believe the Alteryx AI and cloud analytics platform provides powerful and differentiated solutions that enable customers to gain critical insights from data driven workflows, ultimately leading to meaningful productivity and efficiency gains for these organizations,” said Behdad Eghbali, Co-Founder and Managing Partner of Clearlake and Prashant Mehrotra, Partner and Managing Director at Clearlake. “In partnership with Insight, we are excited to collaborate with the company’s talented employee base and believe that through Clearlake’s O.P.S.® framework and sector expertise, Alteryx will have the resources to accelerate its product innovation and continue to provide valuable solutions to customers.”

“Insight has had a front-row seat to Alteryx’s evolution, and we are thrilled to partner with the company as it continues to lead across AI and analytics markets,” said Deven Parekh and Ryan Hinkle, each a Managing Director at Insight Partners. “With a strong and loyal customer base and an exceptionally talented team, we are confident in Alteryx’s ability to excel in this fast-evolving market landscape to reach its full potential.”

As a result of the completion of the transaction, Alteryx stockholders will receive $48.25 in cash for each share of Alteryx Class A or Class B common stock that they own. Alteryx is now a privately held company and its common stock has ceased trading on the New York Stock Exchange.

Advisors

Qatalyst Partners LP served as exclusive financial advisor, and Wilson Sonsini Goodrich & Rosati, Professional Corporation and Fenwick & West LLP served as legal advisors to Alteryx.

Houlihan Lokey, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC served as financial advisors to Clearlake and Insight.

Sidley Austin LLP served as legal advisor to Clearlake.

Willkie Farr & Gallagher LLP served as legal advisor to Insight.

ABOUT ALTERYX

Alteryx powers actionable insights with the AI Platform for Enterprise Analytics. With Alteryx, organizations can drive smarter, faster decisions with a secure platform deployable in on-prem, hybrid, and cloud environments. More than 8,000 customers globally rely on Alteryx to automate analytics to improve revenue performance, manage costs, and mitigate risks across their organizations.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

ABOUT CLEARLAKE

Founded in 2006, Clearlake is an investment firm operating integrated businesses across private equity, credit, and other related strategies. With a sector-focused approach, the firm seeks to partner with experienced management teams by providing patient, long term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has over $75 billion of assets under management, and its senior investment principals have led or co-led over 400 investments. The firm is headquartered in Santa Monica, CA with affiliates in Dallas, TX, London, UK, Dublin, Ireland, and Singapore.

ABOUT INSIGHT PARTNERS

Insight Partners is a global software investor partnering with high-growth technology, software, and Internet startup and ScaleUp companies that are driving transformative change in their industries. As of December 31, 2023, the firm has over $80 billion in regulatory assets under management. Insight Partners has invested in more than 800 companies worldwide and has seen over 55 portfolio companies achieve an IPO. Headquartered in New York City, Insight has offices in London, Tel Aviv, and the Bay Area. Insight’s mission is to find, fund, and work successfully with visionary executives, providing them with tailored, hands-on software expertise along their growth journey, from their first investment to IPO. For more information on Insight and all its investments, visit insightpartners.com or follow us on X @insightpartners.

CONTACTS

Alteryx

Media Contact:

Emily Valla

Alteryx, Inc.

pr@alteryx.com

Clearlake

Media Contact:

Jennifer Hurson

Lambert

jhurson@lambert.com

Insight

Media Contact:

Insight Partners Public Relations

insightpr@insightpartners.com